Exhibit 10.1

FOURTH LOAN MODIFICATION

AND REAFFIRMATION AGREEMENT

THIS FOURTH LOAN MODIFICATION AND REAFFIRMATION AGREEMENT (this “Agreement”) is dated as of the 24th day of September, 2019, by and among DOVER MOTORSPORTS, INC., a Delaware corporation (“DMI”), DOVER INTERNATIONAL SPEEDWAY, INC., a Delaware corporation (“DISI”), and NASHVILLE SPEEDWAY, USA, INC., a Tennessee corporation (“NSUSA” and jointly and severally with DMI and DISI, the “Borrowers”), and CITIZENS BANK, NATIONAL ASSOCIATION (formerly known as RBS Citizens, National Association), as agent (“Agent”), and as lender (“Citizens”), and PNC BANK, NATIONAL ASSOCIATION (“PNC”) and collectively with Citizens, the “Lenders”).

WHEREAS, Borrowers, Agent and Lenders are parties to a Credit Agreement dated as of April 12, 2011 (the “Credit Agreement”), which provides for a revolving line of credit to the Borrowers in the principal amount of Sixty Five Million Dollars ($65,000,000) for the Borrowers’ working capital needs;

WHEREAS, the parties hereto have agreed, subject to the terms and conditions set forth herein, to amend various provisions in the Credit Agreement.

NOW, THEREFORE, in consideration for the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound and under seal, agree as follows:

Section 1. Definitions. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Credit Agreement.

Section 2. Amendment to Credit Agreement. Upon execution of this Agreement, the Credit Agreement shall be amended as follows:

A. The following defined terms are hereby added to Section 1.1 in their appropriate alphabetic order:

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrowers or their respective Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Laws” has the meaning specified in Section 4.20 (Anti-Corruption Laws; Sanctions; Anti-Terrorism Laws).

“Beneficial Ownership Certification” means, with respect to the Borrower, a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and

Trading Association and Securities Industry and Financial Markets Association or such other form satisfactory to the Agent.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Dollars” or “$” refers to lawful money of the United States.

“LIBOR Scheduled Unavailability Date” has the meaning specified in Section 2.10 (Alternate Rate of Interest).

“LIBOR Successor Rate” has the meaning specified in Section 2.10 (Alternate Rate of Interest).

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Alternate Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative and yield protection matters as may be appropriate, in the discretion of the Agent, to reflect the implementation of such LIBOR Successor Rate and to permit the administration thereof by the Agent in a manner substantially consistent with then-prevailing market practice (or, if the Agent determines that implementation of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Agent determines in consultation with the Borrowers).

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.

“Sanctioned Country” means any country, territory or region which is itself the subject or target of any comprehensive Sanctions (which may include the Crimean region of Ukraine, Cuba, Iran, North Korea, Darfur, South Sudan and Syria).

“Sanctioned Person” means (a) any Person or group listed in any Sanctions related list of designated Persons maintained by OFAC, including the List of Specially Designated Nationals and Blocked Persons, or the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any Person subject to any law that would prohibit all or substantially all financial or other transactions with that Person or would require that assets of that Person that come into the possession of a third-party be blocked (c) any legal entity organized or domiciled in a Sanctioned Country, (d) any agency, political subdivision or instrumentality of the government of a Sanctioned Country, (e) any natural person ordinarily resident in a Sanctioned Country, or (f) any Person 50% or more owned, directly or indirectly, individually or in the aggregate by any of the above.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

B. The defined term “Maturity Date” contained in Section 1.1 is hereby deleted in its entirety and replaced with the following:

“Maturity Date” means January 1, 2022.

C. The defined term “Required Lenders” contained in Section 1.1 is hereby deleted in its entirety and replaced with the following:

“Required Lenders” means, at any time, two or more unaffiliated Lenders having Revolving Exposures and unused Commitments representing more than 50% of the sum of all Revolving Exposures and unused Commitments at such time. The total Revolving Exposure and unused Commitments of any Defaulting Lender shall be disregarded in determining the Required Lenders at any time.

D.	The following is hereby added as Section 1.4:

1.4.	Interest

The Agent does not warrant, nor accept responsibility, nor shall the Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “LIBOR Rate” or with respect to any comparable or successor rate thereto.

E.	The following is hereby added as Section 1.5:

1.5.	USA PATRIOT Act Notice

Each Lender that is subject to the USA PATRIOT Act and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each of the Borrowers, which information includes the name and address of each of the Borrowers and other information that will allow such Lender or the Agent, as applicable, to identify each of the Borrowers in accordance with the USA PATRIOT Act. Each of the Borrowers shall provide such information and take such actions as are reasonably requested by the

Agent or any Lender in order to assist the Agent and the Lenders in maintaining compliance with the USA PATRIOT Act.

F.	The following is hereby added as Section 1.6:

1.6.	No Fiduciary Duty

Each of the Borrowers agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, such Borrower and its Affiliates, on the one hand, and the Agent, the Cash Management Bank, the LC Issuing Bank, the Lenders and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Agent, the Cash Management Bank, the Lenders or their respective Affiliates and no such duty will be deemed to have arisen in connection with any such transactions or communications.

G.	Subsection 2.5(d) is hereby deleted in its entirety and replaced with the following:

(d)

Scheduled Reduction of Commitments. The Borrowers shall reduce the total Commitments (and, if necessary, prepay Loans in accordance with Section 2.7 (Optional Prepayments) so that the total Revolving Exposures do not exceed the total Commitments) on the date set forth below to the aggregate amount set forth opposite such date:

Date	Total Commitments
9/24/19	$30,000,000

H.	Section 2.10 is hereby deleted in its entirety and replaced with the following:

2.10.	Alternate Rate of Interest

(a)	Temporary Unavailability of LIBOR Rate. If prior to the commencement of any Interest Period for a Borrowing accruing interest based on LIBOR:

(i)

the Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBOR Rate for such Interest Period or Daily LIBOR; or

(ii)	the Agent is advised by Required Lenders that the LIBOR Rate for such Interest Period or Daily LIBOR will not adequately and fairly reflect the cost of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Agent shall give notice thereof to the Borrower and the Lenders as promptly as practicable thereafter and, until the Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (y) any Borrowing Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Borrowing accruing interest based on LIBOR shall be ineffective and (z) if any Borrowing Request requests a Borrowing accruing interest based on LIBOR, such Borrowing shall be made as a Borrowing accruing interest at the Alternate Rate plus the Applicable Margin.

(b)	Successor LIBOR Rate.

(i)

If at any time the Agent determines (which determination shall be conclusive absent manifest error) that (A) the circumstances set forth in clause (a)(i) have arisen and such circumstances are unlikely to be temporary, (B) the applicable supervisor or administrator of the LIBOR Rate or a Governmental Authority having jurisdiction over the Agent has made a public statement identifying a specific date after which the LIBOR Rate shall no longer be made available or used for determining interest rates for loans (such specific date, the “LIBOR Scheduled Unavailability Date”), or (C) a rate other than the LIBOR Rate has become a widely recognized benchmark interest rate for newly originated loans of this type made in Dollars to borrowers domiciled in the United States, then the Agent may, in consultation with the Borrower, select an alternate benchmark interest rate (including any credit spread or other adjustments to such alternate benchmark (if any) incorporated therein) to replace the LIBOR Rate for purposes of this Agreement (such rate, the “LIBOR Successor Rate”).

(ii)

The Agent and the Borrowers shall negotiate in good faith any amendments to this Agreement as may be necessary and appropriate to effectively replace the LIBOR Rate with the LIBOR Successor Rate and incorporate any LIBOR Successor Rate Conforming Changes related thereto. Notwithstanding anything to the contrary in Section 10.2 (Waivers; Amendments), any such amendment entered into by the Agent and the Borrowers shall become effective without any further action or consent of any other party to this Agreement on the fifth Business Day following the date that a draft of such amendment is provided to the Lenders for review, unless the Agent receives, on or before noon on such date, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.

(iii)

If the Agent determines (which determination shall be conclusive absent manifest error) that the circumstances under Section 2.10(b)(i)(A) have arisen or the LIBOR Scheduled Unavailability Date has occurred, then (A) the Agent shall promptly notify the Borrowers and the Lenders of such determination, which notice may be given by telephone, and (B) until such time as a LIBOR Successor Rate has been selected and this Agreement has been amended to implement such LIBOR Successor Rate and any LIBOR Successor Rate Conforming Changes, (1) the obligation of the Lenders to make or maintain LIBOR Loans shall be suspended, (2) any Borrowing Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Borrowing accruing interest based on LIBOR shall be ineffective and (3) if any Borrowing Request requests a Borrowing accruing interest based on LIBOR, such Borrowing shall be made as Borrowing accruing interest at the Alternate Rate plus the Applicable Margin.

(iv)

The LIBOR Successor Rate and any LIBOR Successor Rate Conforming Changes shall be determined, applied and implemented in a manner that gives due consideration to the then-prevailing market practice in the United States for determining, applying and implementing benchmark interest rates for newly originated loans of this type made in Dollars to borrowers domiciled in the United States. Notwithstanding anything contained herein to the contrary, for purposes of this Agreement, no LIBOR Successor Rate selected in accordance with the foregoing shall at any time be less than 0.00% per annum.

I.	Subsection 2.17(d) is hereby deleted in its entirety and replaced with the following:

(d)

Maximum Amount. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the Revolving

Exposure of the relevant LC Issuing Bank will not exceed its Commitments, (ii) the total LC Exposure will not exceed $15,000,000 and (iii) the total Revolving Exposures will not exceed the total Commitments.

J.	The following is hereby added as Section 4.20:

4.20.	Anti-Corruption Laws; Sanctions; Anti-Terrorism Laws

(a)

The Borrowers and their respective officers and employees and their directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions. Neither any of the Borrowers or any of their respective directors, officers or employees is a Sanctioned Person. Each Borrower has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by Borrowers and their respective directors, officers, employees and agents with Anti-Corruption Laws and all applicable Sanctions.

(b)

No Loan or Letter of Credit, use of the proceeds of any Loan or Letter of Credit or other transactions contemplated hereby will violate Anti-Corruption Laws or applicable Sanctions. No part of the proceeds of the Loans or the Letters or Credit will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the Anti-Corruption Laws.

(c)

Neither the making of the Loans hereunder nor the use of the proceeds thereof will violate the any regulations passed under the USA PATRIOT Act or will violate the Trading with the Enemy Act, the International Emergency Economic Powers Act, or any regulations passed thereunder, including the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V) or any enabling legislation or executive order relating thereto or successor statute thereto (together with Sanctions, “Anti-Terrorism Laws”). Each Borrower is in compliance with applicable Anti-Terrorism Laws.

K.	The following is hereby added as Section 4.21:

4.21.	Beneficial Ownership Certification

The information included in the Beneficial Ownership Certification is true and correct in all respects.

L.	The following is hereby added as Section 6.15:

6.15.	Beneficial Ownership; USA Patriot Act; Anti-Corruption and Anti-Terrorism Laws

(a)

Promptly following any request therefor, each of the Borrower shall provide such information and documentation reasonably requested by the Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the USA Patriot Act, the Beneficial Ownership Regulation or other applicable Anti-Corruption and Anti-Terrorism Laws (including those passed pursuant to the USA PATRIOT Act).

(b)	Each of the Borrowers shall comply with Anti-Corruption Laws, applicable Sanctions and the USA PATRIOT Act and the regulations promulgated thereunder in all respects.

(c)

Each of the Borrower shall promptly notify the Agent of any change in the information provided in the most recently delivered Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein.

M.	The following is hereby added as Section 7.13:

7.13.	OFAC; USA Patriot Act

None of the Borrowers will (a) at any time be or become the subject of any law, regulation, or list of any government agency (including the United States Office of Foreign Asset Control list) that prohibits or limits any Lender from making any loans or extension of credit (including the Loans and the Letters of Credit) to any of the Borrowers or from otherwise conducting business with any of the Borrowers, or (b) fail to provide documentary and other evidence of any of the Borrower’s identity as may be requested by Agent or any Lender at any time to enable Agent or such Lender to verify any of the Borrower’s identity or to comply with any applicable law or regulation, including Section 326 of the USA PATRIOT Act.

N.	Schedule 2.1 to the Credit Agreement is hereby deleted and replaced with the following new Schedule 2.1:

Schedule 2.1

Commitments

Name of Lender	Commitment
Citizens Bank, National Association	$16,152,000.00
PNC Bank, National Association	$13,848,000.00
Total	$30,000,000.00

Section 3. Conditions Precedent. Section 2 of this Agreement shall become effective upon satisfaction of the following conditions precedent, as determined by Agent in its sole discretion:

A. Execution and delivery to Agent of this Agreement.

B. Receipt by Lenders of a $22,500 amendment fee, to be allocated to each Lender in accordance with the terms of the Credit Agreement.

C. Borrowers’ payment to Agent of all attorneys’ fees and other expenses incurred by Agent in connection with the preparation and execution of this Agreement and the other documents related thereto.

D. Receipt by Agent of any and all documentation and other information requested by Agent in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the USA PATRIOT Act (as defined in Section 2).

E. To the extent any Borrower constitutes a “legal entity customer” under the Beneficial Ownership Regulation (as defined in Section 2), receipt by Agent of a completed Beneficial Ownership Certification (as defined in Section 2) in relation to such Borrower.

Section 4. Affirmations. Borrowers hereby affirm the assumption, execution and delivery to Agent of each of the Loan Documents and collateral documents executed in connection with the Loans, including, without limitation waivers of jury trial and special damages and to notice prior to a confession of judgment, and agrees that all of the foregoing secure the obligations and liabilities of Borrowers incurred or to be incurred pursuant to the Credit Agreement and they continue in full force and effect. Borrowers hereby also affirms that all of the other collateral documents received by Agent in connection with the Credit Agreement are intended to and do in fact secure each of the obligations of Borrowers described in the Credit Agreement and secure all advances, indebtedness and liabilities of Borrowers to Agent whether heretofore or hereafter incurred by Borrowers to Agent to the extent set forth in the Credit Agreement, and as such continue in full force and effect and are in all respects hereby assumed, affirmed and ratified.

Section 5. Agreements, Acknowledgments and Waivers. Borrowers acknowledge that the obligations set forth in each of the Loan Documents are valid, binding, and enforceable against Borrowers and are not subject to any defense, counterclaim, recoupment or offset. In addition, Borrowers acknowledge that (i) the execution of this Agreement, (ii) the acceptance by Agent of any payments hereunder or thereunder, or (iii) any previous or subsequent delay by

Agent in exercising any or all of its rights or remedies under the Loan Documents, either separately or in combination, shall not constitute a waiver by Agent of any of the rights of Agent under the Loan Documents and shall not preclude Agent from exercising its rights thereunder or at law if Borrowers fail to perform any of their obligations as set forth in the Loan Documents, as the same are amended pursuant to the provisions of this Agreement. Nothing herein shall be deemed a waiver of any of Agent’s rights or remedies with respect to (i) any existing violation of any affirmative or negative pledge, covenant or warranty, (ii) any event of default, or (iii) any condition which, with the passage of time or the giving of notice would constitute an event of default, under any of the Loan Documents.

Section 6. Miscellaneous. The parties to this Agreement further agree as follows:

A. Power and Authority. Borrowers and Agent represent and warrant that each has the full power and authority to enter into and perform this Agreement, all of which has been duly authorized by all necessary corporate or limited liability company action, as appropriate, and that this Agreement is valid, binding, and enforceable in accordance with its terms.

B. References to Credit Agreement. Any and all references to the Credit Agreement in any of the other Loan Documents shall be deemed to refer to the Credit Agreement as amended by this Agreement.

C. Counterparts. This Agreement may be executed by the parties hereto in any number of counterparts, each of which when so executed and delivered shall be an original and all of which together shall constitute one Agreement.

D. Rules of Construction. As used herein, unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein, the singular shall include the plural and the plural the singular, and the masculine, feminine or neuter gender shall include the other genders.

E. Choice of Laws. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Delaware, without regard for principles of conflicts of laws.

F. Acknowledgments. Each party to this Agreement acknowledges that it has executed this Agreement voluntarily, with a full knowledge and a complete understanding of the terms and effect of this Agreement and that it has been fully advised by competent counsel as to the nature and effect of the applicable terms and provisions hereof.

G. Representations and Warranties. Borrowers represent and warrant that the representations and warranties set forth in the Loan Documents remain true and accurate in all material respects as of the date of this Agreement.

H. Remaining Force and Effect. Except as specifically amended hereby, the Credit Agreement and Loan Documents remain in full force and effect in accordance with their original terms and conditions.

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IN WITNESS WHEREOF, the undersigned have set their hands and seals or caused these presents to be executed by their proper corporate officers or authorized managers and sealed with their seal the day and year first above written.

DOVER MOTORSPORTS, INC., a Delaware corporation, as Borrower

By:	/s/ Timothy R. Horne	(SEAL)
Timothy R. Horne
Chief Financial Officer

DOVER INTERNATIONAL SPEEDWAY, INC.,
a Delaware corporation, as Borrower

By:	/s/ Timothy R. Horne	(SEAL)
Timothy R. Horne
Chief Financial Officer

NASHVILLE SPEEDWAY, USA, INC., a Tennessee corporation, as Borrower

By:	/s/ Timothy R. Horne	(SEAL)
Timothy R. Horne
Chief Financial Officer

CITIZENS BANK, NATIONAL ASSOCIATION, as Agent

By:	/s/ Edward S. Winslow	(SEAL)
Edward S. Winslow
Senior Vice President

{acknowledgments on following page)

DOVER MOTORSPORTS – MODIFICATION AND REAFFIRMATION (9/2019) SIGNATURE PAGE

Acknowledged and Consented to by:

PNC BANK, NATIONAL ASSOCIATION, as Lender and LC Issuing Bank

By:	/s/ Timothy M. Naylon	(SEAL)
Name: Timothy M. Naylon
Title: Sr. Vice President

CITIZENS BANK, NATIONAL ASSOCIATION, as Lender and Cash Management Bank

By:	/s/ Edward S. Winslow	(SEAL)
Edward S. Winslow
Senior Vice President

DOVER MOTORSPORTS – MODIFICATION AND REAFFIRMATION (9/2019) SIGNATURE PAGE